UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) January 24, 2011 (January 18, 2011)
Commercial Metals Company

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-4304	75-0725338

(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd.
Irving, Texas	75039

(Address of Principal Executive Offices)	(Zip Code)
(214) 689-4300

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Approval of Form of Long-Term Cash and Equity Award Agreement.
On January 18, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Commercial Metals Company (the “Company”) approved the form of Long-Term Cash and Equity Award Agreement (the “Award Agreement”) to be used by the Company in connection with awards of restricted stock units (“RSUs”) and performance stock units (“Performance Units”) to the Company’s executive employees under the 2006 Long-Term Equity Incentive Plan (the “2006 Plan”).
RSU Awards:
The Award Agreement provides for the grant of RSUs consisting of the right to receive, upon the vesting date, delivery of one share of common stock of the Company for each vested RSU. Except as specifically provided in the Award Agreement and subject to certain restrictions and conditions set forth in the 2006 Plan, the RSUs will vest upon the following: (i) one-third of the total RSUs on the first anniversary of the date the RSUs are granted, (ii) one-third of the total RSUs on the second anniversary of the date the RSUs are granted, and (iii) one-third of the total RSUs on the third anniversary of the date the RSUs are granted. RSUs that do not vest in accordance with the Award Agreement will be forfeited on the date of the participant’s termination of service. RSUs shall automatically become fully vested and payable upon the occurrence of a Change in Control (as defined in the 2006 Plan).
Performance Awards:
The Award Agreement also provides for the grant of Performance Units composed of (i) a cash award based on achievement of certain target levels of the performance goals and objectives set forth in the Award Agreement, equal to a value of RSUs based on the closing price per share of common stock of the Company on the day of vesting, and (ii) an award of shares of common stock of the Company based on achievement of certain target levels of the performance goals and objectives set forth in the Award Agreement measured by a certain number of RSUs.
Subject to special vesting and forfeiture rules in the Award Agreement, the Performance Units will vest upon achievement of the requirements/targets during the performance period as described on the schedule attached to the Award Agreement. Notwithstanding the above, the Committee may reduce the Performance Unit award, in its sole discretion. Further, if at vesting the Company ranks below the 40th percentile on a total stockholder return basis as compared to its peer group with the total stockholder return based on the average of the closing prices on the principal market for each trading day for the performance period, then the Committee shall consider whether to reduce the Performance Unit award and/or modify the form in which any vested units are paid (i.e. cash vs. shares of common stock of the Company). Performance Units that do not vest in accordance with the Award Agreement will be forfeited on the earlier of the date of the participant’s termination of service or January 18, 2014. Performance Unit awards may become fully vested and payable upon the occurrence of a Change in Control (as defined in the 2006 Plan), subject to certain conditions set forth in the Award Agreement.
If the Committee determines that any participant who is awarded RSUs and/or Performance Units has engaged in fraud or misconduct that relates to the need for a required restatement of the Company’s financial statements filed with the Securities and Exchange Commission, the Committee will review all incentive compensation, including any RSUs and Performance Units, awarded to or earned by such participant, with respect to fiscal periods materially affected by the restatement and may cause to be forfeited any vested or unvested RSUs and/or Performance Units and may recover from such participant all incentive compensation to the extent that the Committee deems appropriate.
Performance Stock Unit Awards and Restricted Stock Unit Awards.
On January 18, 2011, the Committee granted each of Murray R. McClean, Joseph Alvarado, Hanns K. Zoellner, Tracy L. Porter and William B. Larson, the number of Performance Units and RSUs set forth opposite his name in the table below. The Performance Units and the RSUs, which were granted pursuant to the 2006 Plan, are governed by an Award Agreement, the form of which is described above.

	Number of	Number of
Recipient	Performance Stock Units	Restricted Stock Units

Murray R. McClean	63,870	42,580
Chairman, President and Chief Executive Officer

Joseph Alvarado	40,000	30,000
Executive Vice President and Chief Operating Officer

Hanns K. Zoellner	31,776	21,184
Executive Vice President and President CMC International Division

Tracy L. Porter	24,796	16,531
Senior Vice President and President CMC Americas Division

William B. Larson	23,670	15,780
Senior Vice President and Chief Financial Officer

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL METALS COMPANY
Date: January 24, 2011	By:	/s/ Ann J. Bruder
		Name:	Ann J. Bruder
		Title:	Senior Vice President of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary